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                                                          Exhibit 11
THE ST. PAUL COMPANIES, INC. AND SUBSIDIARIES
Computation of Earnings Per Share

                                    Three Months Ended   Nine Months Ended
                                       September 30         September 30
                                    ------------------   ------------------
                                        2000      1999       2000      1999
                                      ------    ------     ------    ------
                                       (In millions except per share data)

EARNINGS
Basic:
Net income, as reported                 $231      $327       $800      $696
Dividends on preferred
 stock, net of taxes                      (2)       (2)        (6)       (6)
Premium on preferred shares redeemed      (3)       (1)        (9)       (3)
                                       -----     -----      -----     -----
   Net income available to
     common shareholders                $226      $324       $785      $687
                                       =====     =====      =====     =====

Diluted:
Net income available to
 common shareholders                    $226      $324       $785      $687
Effect of dilutive securities:
 Convertible preferred stock               2         2          5         5
 Convertible monthly
  income preferred securities              1         2          5         6
 Zero coupon convertible notes             1         1          2         2
                                       -----     -----      -----     -----
   Net income available to
     common shareholders                $230      $329       $797      $700
                                       =====     =====      =====     =====

COMMON SHARES
Basic:
 Weighted average common
  shares outstanding                     217       227        216       228
                                       =====     =====      =====     =====
Diluted:
 Weighted average common
  shares outstanding                     217       227        216       228
 Effect of dilutive securities:
  Stock options                            4         2          2         2
  Convertible preferred stock              6         7          7         7
  Convertible monthly
   income preferred securities             3         7          6         7
  Zero coupon convertible notes            2         2          2         2
                                       -----     -----      -----     -----
           Total                         232       245        233       246
                                       =====     =====      =====     =====

EARNINGS PER SHARE
Basic                                  $1.04     $1.43      $3.63     $3.01
                                      ======    ======     ======    ======
Diluted                                $0.98     $1.34      $3.42     $2.84
                                      ======    ======     ======    ======